Exhibit 99.1

Anaren Acquires RF Power Components, Inc. And Announces 3 for 2 Stock Split

      SYRACUSE, N.Y., March 2 /PRNewswire/ -- Anaren Microwave, Inc. today announced that it has acquired all the outstanding capital stock of RF Power Components, Inc., a privately held Long Island, New York based Company. RF Power is a leading manufacturer of coaxial and surface mount RF power resistors and attenuators used primarily in the wireless communications market. "This acquisition strengthens and expands Anaren's microwave power product line enabling the Company to more broadly serve our Wireless OEM customers," said Lawrence A. Sala, Anaren President and CEO. This acquisition will be accounted for as a purchase transaction.

      Anaren also announced today that the Company's Board of Directors has authorized a three-for-two stock split, to be effected in the form of a 50 percent stock dividend payable to shareholders of record on May 12, 2000. Certificates representing the additional shares resulting from the dividend are expected to be mailed on or June 9, 2000.

      Statements contained in this news release which are not historical information are "forward-looking statements" pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that are described in more detail in Anaren's annual report and in Anaren's Form 10-K and 10-Q reports, and exhibits to those reports filed with the Securities and Exchange Commission. Anaren designs, develops, manufactures and sells highly integrated microwave components, assemblies and subsystems for the wireless communications, satellite communications and defense electronics markets.